Exhibit 10.1

May 17, 2003

Don Mundo
Chief Financial Officer
Teknik Digital Arts
7377 E. Doubletree Ranch Rd.
Scottsdale, AZ 85258

Re: Binding Letter of Intent for Mystic Chat Teaming Agreement

Dear Don:

Following up on the recent conversations between Teknik Digital Arts (“Teknik”) and Quicksilver Software, Inc. (“Quicksilver”), I am sending this binding Letter of Intent to confirm the terms of our understanding regarding our joint roles in developing the “Mystic High” (working title) mobile phone chat software (“the Product”).

As we discussed, in order for us to be able to provide a deliverable by October 31, 2003, we need to expand the team and move into full production immediately, which we can do as soon as we have a signature on this Letter of Intent.

Principal Business Terms

The following are the business terms upon which Teknik and Quicksilver are willing to enter into this arrangement for services related to the Product, under the terms of a full Teaming Agreement to be negotiated between the parties:

Relationship:

Software development project to create a mobile phone chat application, the Product, that can be offered through a number of cellular phone service providers and can be used by the parties as a technological base for future products. Full production will begin on May 23, 2003.

The parties intend to establish a long-term mutual product development relationship for the Product and other products which they may mutually choose to develop, Major management decisions will be made by a small “Governing Board” comprised of members from both organizations. Teknik will provide financial backing for development costs and ongoing maintenance; Quicksilver will provide technical expertise and manpower. The parties will share all revenues derived from the Product after Direct Expenses in an equitable percentage as defined in this document.

Teknik shall own the resulting intellectual property.

This arrangement is commonly known as a “Teaming Agreement.”

Teaming Details:

This section summarizes key details which will be more fully defined by the Teaming Agreement:

1.	“Net Revenues” will be computed via the simple deduction of both Teknik’s and Quicksilver’s “Direct Expenses” (both initial and ongoing) from gross receipts received from the sale or licensing of the Product.

2.	In the case of Teknik, its Direct Expenses will Include costs of directly assigned personnel and contractors (Corey Comstock, Sherri Cuono, Bill Volk, etc.)

3.	Quicksilver will compute its Direct Expenses using a fair and reasonable “direct labor costing methodology” based on that used in U.S. Government “cost plus fixed fee” contracts as recently audited by the Defense Contract Audit Agency at Quicksilver. This involves the use of an overhead multiplier on direct labor cost of 72%.

4.	A separate Schedule of Allowable Deductions for Teknik will be prepared which lists the expenses to be considered Teknik’s Direct Expenses and “Ongoing Expenses. Currently, this is expected to include direct labor, capital equipment purchases, and hosting costs.

5.	The parties have agreed to a 20-80 split of Net Revenues; Quicksilver will receive 20% and Teknik 80%. Net Revenues are to be distributed to both parties in the ratio above, unless mutually agreed otherwise. This share also applies to any sale or licensing revenues derived from the IP. Payments will be made within 15 days of actual receipt of funds by Teknik.

6.	In the event of a third party making an offer to purchase either Teknik (as a whole) or the Product, Teknik reserves the right to purchase all future Quicksilver revenues from the Product for five times average annual revenue (based on best year of revenues) or one million dollars US ($1,000,000), whichever is greater.

7.	More than one unique product may be developed under this Letter of Intent and subsequent Teaming Agreement. Each such project shall be treated as a separate entity for accounting purposes, so that expenses and revenues can be readily tracked, both for ongoing development and for the potential sale or licensing of the intellectual property. In particular, this means that the Mystic Chat application and the Mystic High Game application are considered to be separate accounting entities, although both are intended to be covered by the same Teaming Agreement.

8.	The Teaming Agreement contemplated under this Letter of Intent is intended to be nonexclusive for Teknik; Teknik may choose, at its discretion, to engage in other mobile-phone product development efforts which do not involve Quicksilver and which are not directly competitive with The Product. Quicksilver may also choose to engage in other mobile-phone product development efforts, as long as they are not directly competitive with The Product.

9.	The parties intend to form a long-term relationship for the development and maintenance of the Product and potential future products. The Agreement will provide for the continued participation of the parties in the maintenance and long-term enhancement of the Product, as they deem appropriate. The parties may decide, at the option of the Governing Board, to continue developing future products when an appropriate business plan is presented; there is no requirement, however, that such continued development take place.

10.	The Governing Board will consist of three members: Don Mundo, John Skeel and William Fisher. The goal is to create a small, focused advisory group that can make product, production and expense decisions quickly. If necessary, the Board may establish committees made up of members of Teknik and Quicksilver, as appropriate, but a majority of the three core Board members will make the final determinations.

11.	Teknik shall be deemed the owner of all IP developed for the Product or other products, provided that the parties retain all IP rights to existing IP incorporated into the Product (including, but not limited to, the Quicksilver Tools). In addition, Quicksilver shall be granted a license to use non Product-specific technologies in other non-competitive products on terms comparable to those used in Quicksilver’s other commercial software development efforts (see “Quicksilver Tools” definition for reference).

12.	The parties intend to establish criteria by which the ongoing viability of the project can be evaluated. Although both parties intend to build the product such that it will be profitable, it is possible that it will fail to generate sufficient revenues to justify its ongoing operation. In such a situation, the Governing Board will evaluate the project periodically and, if necessary, arrange for the orderly shutdown of operations.

Production Plan:

Development of the Product will be completed in a number of incremental stages in order to ensure the earliest delivery of baseline functionality and therefore ensure a faster return on the investment. The first phase, previously authorized by a separate agreement, is a one-month technical analysis effort (fixed cost of $34,000), followed immediately by a second phase involving approximately five calendar months of main development work (cost $295,000). This agreement authorizes this second phase. After these two initial phases are complete, the parties anticipate engaging in continued maintenance of the Product.

Quicksilver Obligations:

Quicksilver will be responsible for providing technical design, programming, and technical project management resources for the project.

Quicksilver will be responsible for setup of server hardware and for the monthly maintenance of the system, costs for which will be paid by Teknik.

The development team for the Product will include the following key personnel, plus additional personnel as appropriate:

Bill Snyder, Server Programmer
Mike Hershberg, Java Programmer
Nate Gross, Game Programmer
William Fisher, Technical Manager

Teknik Obligations:

Teknik will provide to Quicksilver a current concept document, user interface designs, artwork and any other materials which Teknik believes are necessary to clearly define the desired look and feel of the Product.

Not later than June 1, 2003 the support requirements from AT&T (or other telco’s) will be determined by both parties. Teknik will obtain these requirements in a timely manner to meet the Product’s production requirements.

Final Product specifications will be mutually agreed between the parties not later than the end of the first month of production on June 23, 2003.

Not later than June 1, 2003 the parties will agree on product testing services to be provided by Teknik.

As compensation for Quicksilver’s work on the Product, Teknik shall compensate Quicksilver for its costs in accordance with the Payment Schedule attached to this Letter as Exhibit A. Teknik shall pay the initial installment of $30,000 upon signing of this Letter, and shall pay Quicksilver upon presentation and approval of each statement of work detailing progress on the Product. The total agreed-upon cost of work to be performed upon signing of this Letter is $295,000, which shall only be modified upon written approval of the Governing Board.

Teknik shall be responsible for all costs related to the hosting of servers required to support the product, including equipment cost, hosting fees, and ongoing maintenance following the conclusion of production on the Product. The parties currently anticipate a need for the purchase of one server unit for internal testing approximately at the end of July (estimated cost $5,000), and additional units (in a quantity to be determined by the Board) two months prior to the first commercial deployment of the Product.

Teknik will also be responsible for any sales, marketing, and customer technical support for the Product.

Technical Requirements:

The Product will be designed for the J2ME operating environment, with the intent of ensuring reasonable future portability to other environments. The Product will not operate on BREW or Symbian phones unless they support J2ME.

The Product will be designed for use in U.S. English only, though the internal architecture should be such that future support for other languages is not precluded.

Intellectual Property Rights:

For purposes of ownership, the Product shall be deemed a work-for-hire and, except as otherwise provided in this section, all right, title and interest to the Product, including all intellectual property rights, shall belong solely to Teknik.

A license to Quicksilver’s engine and related tools (the “Quicksilver Tools”), including but not limited to the Chat Engine software, will be included as part of Quicksilver’s development fee for the Product. Quicksilver shall retain all intellectual property rights to the Quicksilver Tools. This includes both pre-existing tools and additional Tools (non Product-specific components) created during the Product’s development. Teknik shall have the right to utilize the Quicksilver Tools solely in connection with the Product. In the event that Teknik wishes to make use of the Quicksilver Tools for other purposes, the parties shall agree upon separate terms for licensing of these Tools.

Quicksilver will be providing specific proprietary software, the Chat Engine and certain portions of the Quicksilver Tools, that will be included in the product for no additional charge. This software shall remain the property of Quicksilver and Teknik shall be granted a license to use this software in conjunction with the Product.

The MNI/MNA software is already owned by Teknik, and Quicksilver’s portion is to be included in the Product at no additional charge. The ownership of this software is covered by a separate agreement between the parties.

Confidentiality:

The contents of this Letter shall be subject to the terms of the pre-existing Mutual Confidentiality Agreement signed by the parties and shall be incorporated into the final agreement by reference.

This Letter constitutes the entire agreement between the parties with respect to the Product and supersedes all prior or contemporaneous oral or written agreements. This Letter may not be assigned or amended except by a written instrument signed by authorized representatives of both parties. This Letter does not grant any licenses between the parties, nor does it create any relationship of agency or representation between the parties. This Letter shall be governed by and construed in accordance with the laws of the State of California covering agreements made and to be performed in that State, without regard to principles of conflict of laws.

Agreed by:

Signed	Signed

William C. Fisher

Name	Name

President
Title	Title

Quicksilver Software, Inc.	Teknik Digital Arts
Organization	Organization

Date	Date

Exhibit A

Payment Schedule: Production Phase

     Teknik agrees to pay Quicksilver in accordance with the following Payment Schedule:

#	Title	Date	Amount	Deliverable Description
1	Startup	5/22/03	$30,000	Project Startup
2	Design Complete	6/15/03	40,000	Design Documentation, Including:
				-Gameplay Design Document
				-Technical Design Document
				-Updated Milestone List, with Production milestone details
3	Production 1	7/15/03	40,000	First Production deliverable;
				details TBD during Design Phase
4	Production 2	8/15/03	45,000	Second Production deliverable;
				details TBD during Design Phase
5	First Playable	9/15/03	45,000	First Playable Release: all
				primary functionality
				implemented. Known bugs may
				cause crashes, and not all
				assets will be incorporated.
6	Beta	10/15/03	45,000	Beta Release: all functionality
				implemented and ready for
				quality assurance testing.
				Final or placeholder versions
				of all critical assets
				incorporated.
7	Final	10/31/03	25,000	Final Release: same as Beta,
				plus any aesthetic changes or
				final bug fixes agreed upon by
				the parties as essential for
				release.
		On Final Acceptance	25,000	Final Acceptance by Teknik.

			$295,000

Exhibit B

Statement of Work: Production Phase

The core feature set of the main Mystic Chat application has been outlined in detail by the parties previously and will be adjusted, if necessary, during the first month of Production (May 22 to June 22). The Board will sign off an the final feature set at the end of this time period.

Key components currently planned to be in the product are as follows:

Adaptive Input Module
Core J2ME Engine and Shell Application
Scripting Engine, Quicksilver Tasks
Authentication Module
Pictogram Selection Module
Avatar Display and Control Module
WhoAmI Screen
Buddy List Screen
Message Screen
One-on-One Chat Screen
Multiuser Chat Screen
Simple Maze Game

EXHIBIT C

QUICKSILVER TOOLS

     1. Quicksilver’s Tools

          1.01 Definition of “Quicksilver Tools”. The Quicksilver Tools consist of certain asset editing/compiling tools, data formats or compression methods, format conversion tools, 2D and 3D graphics and animation routines, artificial intelligence, sound/music and interface routines and the software architecture into which they are integrated, together with artificial intelligence methodologies, gameplay representation methodologies, and programming practices (the “Quicksilver Tools”), which have been developed or are now being developed by Quicksilver and/or its contractors, and which will be included in or used in the creation of the Product in order to expedite its development. Teknik understands that (i) the Quicksilver Tools consist of internal portions of program code which provide the overall structure for the code or which instruct the computer to display any image, reproduce any sound, or manipulate any data which it may have in a particular portion of computer memory in a particular fashion; (ii) enhancements made to the Quicksilver Tools in the course of development of the Work are included in the definition of Quicksilver Tools; and (iii) the Quicksilver Tools are now or will be included in this manner by Quicksilver in other works. Quicksilver reserves all rights to the Quicksilver Tools not explicitly granted to Teknik in this Agreement. For the purposes of this Section 1.01, the Quicksilver Tools include but are not limited to:

                    (a) Any code which interfaces directly with the operating system (e.g., Windows 95 or MacOS) or the hardware, and any code which requires the inclusion of header files specific to a given operating system or hardware platform; and

                    (b) Any data type designed to support such code which interfaces directly with the operating system or the hardware (all elements defined in this paragraph together comprising the “System-Specific Data”); and

                    (c) Any code designed solely to cause the display, transmission, or manipulation of System-Specific Data, e.g. various network-related operations; and

                    (d) All artwork, sounds, text, 3D-model “assets” (and compiled variants of same) produced by Quicksilver Which are not specific to the Work, e.g. Quicksilver logo and related animation sequences; and

                    (e) Dialog box layouts, user interface designs, and code designed solely to support Quicksilver Tools user interlace features which are not specific to any game, e.g. generic network lobby services or operating system option selection; and

                    (f) Internal logic such as generic frameworks for artificial intelligence, game character modeling, gameplay implementation, asset management, and plot flow, e.g., hierarchical decision making code for game strategy planning or code supporting various levels of emotional intensity in character speech; and

(g)	Specific generic functions common to most typical software titles,
e.g., Memory management,
Timing/scheduling infrastructure (thinking, threads),
User inputs (keyboard, mouse, joystick, etc.),
Rendering 2D or voxel sprites, text, primitives (all generic imaging tasks),
Texture mapping, lighting, clipping, transforms and other 3D engine primitives,
Shape algebra,
Asset loading and tracking, and “WAD” file operations,
Sound/music playback,
Operating system “glue” code,
File Input/Output,
Network layer (packet transport),
Multiplayer libraries,
Math libraries,
String package, and
Debug support.

(h)	Support tools used in the creation of the Work, e.g.
Macromedia Director data file reader
Excel spreadsheet data file reader
Custom exporters for 3D modeling tools
Voxel “tank” renderer
Testing frameworks for software modules
Preprocessors and related tool performance enhancers

          1.02 Definition and Use of “Tool Folders”. Quicksilver shall place all elements of the Work to which the terms of Section 1.01 of this Exhibit apply, including but not limited to source code, object code, appropriate design notes and documentation, header files, libraries, and audiovisual resources, into a folder or folders in its source code control system which are specifically designated only for such elements (the “Tool Folders”). The presence of a given element in a Tool Folder at the time of delivery of the final source code for the product to Teknik shall be deemed sufficient notice from Quicksilver to Teknik that the given element is a part of the Quicksilver Tools for purposes of this Agreement, provided the element otherwise falls within the definition of Quicksilver Tools.

2. Teknik’s Rights

          2.01 Definition of “Teknik Property”. The Teknik Property consists of all elements of the Work which are game-specific, as defined in this Exhibit (the “Teknik Property”). For the purposes of this Section 2.01, the Teknik Property includes but is not limited to:

                    (a) Any data type or code specific to a game, e.g., data structures representing game unit characteristics, combat characteristics, and the like (all elements defined in this paragraph together comprising the “Game-Specific Data”); and

                    (b) Any code making direct reference to such types or code; and

                    (c) Any code designed solely to cause the display, transmission, or manipulation of Game-Specific Data, e.g., the logic underlying the display of player scores and timing data; and

                    (d) Any code supplied by Teknik for inclusion, whether developed by Teknik or a third party; and

                    (e) All artwork, sounds, text, 3D-model “assets” (and compiled variants of same) produced by Teknik for inclusion in the Work; and

                    (f) Dialog box layouts, user interface designs, and code designed solely to support these specific implementations of the user interface; and

                    (g) Internal logic such as rule sets for artificial intelligence, game character modeling, plot flow, and scoring specifically related to the Work; and

                    (h) Any code designed solely to implement character motion/appearance planning, e.g., starship navigation and motion calculations.

          2.02 Definition and Use of “Teknik Folders”. Quicksilver shall place all elements of the Work to which the terms of Section 2.01 of this Exhibit apply, including but not limited to source code, object code, appropriate design notes and documentation, header files, libraries, and audiovisual resources, into a folder or folders in its source code control system which are specifically designated only for such elements (the “Teknik Folders”). The presence of a given element in a Teknik Folder at the time of delivery of the final source code for the product to Teknik shall be deemed sufficient notice from Quicksilver to Teknik that the given element is a part of the Teknik Property for purposes of this Agreement, provided the element otherwise falls within the definition of Teknik Property.